Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

 FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Houston, Texas, Wednesday, March 2, 2022 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported a net loss of $8.8 million ($0.29 diluted loss per share) for the fourth quarter ended December 31, 2021. Fourth quarter highlights are discussed below. For full year results please refer to the financial statements starting on page 7.

Fourth Quarter 2021 Highlights

●Operating loss was $8.2 million for the fourth quarter of 2021 compared to operating income of $5.1 million for the fourth quarter of 2020.

●Net loss was $8.8 million ($0.29 diluted loss per share) for the fourth quarter of 2021 compared to net income of $3.7 million ($0.12 diluted earnings per share) for the fourth quarter of 2020.

●The fourth quarter 2021 net loss included $1.9 million ($0.06 loss per diluted share) of non-recurring items and $1.6 million ($0.06 loss per diluted share) of tax expense associated with the movement of certain valuation allowances. Fourth quarter 2021 adjusted net loss was $5.3 million ($0.17 diluted loss per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was 0.8 million in the fourth quarter of 2021, which compares to adjusted EBITDA of $12.6 million for the fourth quarter of 2020. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the fourth quarter was $590.0 million on a fourth quarter book-to-bill of 1.11x.

“Our fourth quarter reflects the lag effects from the COVID-19 pandemic, which reduced the volume of work in our marine business and pressured project margins in our concrete business,” stated Mark Stauffer, Orion’s Chief Executive Officer.  ” Additionally, the Omicron variant of the COVID-19 virus impacted our operations during the latter part of the quarter.

Marine segment revenues began recovering during the quarter but were still down significantly year over year.  Concrete project margins, primarily in our Houston market, remained under pressure as we emerge from the pandemic.”

Mr. Stauffer continued, “That said, we ended the year with backlog up sequentially and up significantly year over year.  Fueled by recent awards, the amount of work we won during 2021 was up 27% over the prior year, allowing us to enter 2022 with confidence that revenues will grow, leading to better capacity utilization, overhead absorption, and improved results.  We closed the fourth quarter with year-ending backlog of $590.0 million, up 34% from the end of 2020.  Within that backlog figure, approximately 75%

is due to burn in FY’22.  Overall bidding activity remains robust, with the amount of quoted work outstanding at year end up 63% year over year.  The recently passed Infrastructure Investment and Jobs Act will provide a long-term tailwind, both directly in the form of funds earmarked for work in our markets, and indirectly as market capacity utilization increases as it is deployed on projects funded through the Act.

We’ve worked through a period with significant challenges to the economy and our business.  During this period our team has been focused and disciplined on responsibly bidding and executing work.  We are well positioned to take advantage of the improving market dynamics and tailwinds in our market drivers.”

Consolidated Results for Fourth Quarter 2021 Compared to Fourth Quarter 2020

●	Contract revenues were $162.3 million, down 4.6% as compared to $170.2 million. The decrease was primarily driven by the timing and mix of several large marine projects that had driven activity in the prior year, which were not replicated or replaced in the current year quarter. This decrease was partially offset by increased production volumes in our concrete segment due to an increase in activity during 2021, including on several larger jobs in the current year period as compared to the prior year period.

●	Gross profit was $6.6 million, as compared to $21.7 million. Gross profit margin was 4.1%, as compared to 12.8%. The decrease in gross profit dollars and percentage was primarily driven by the decreased activity and volumes in the marine segment which negatively impacted revenue and contributed to an under recovery of indirect costs primarily related to decreased labor and equipment utilization. Decreased project performance in the concrete segment was driven by inefficiencies in executing work from pressured bid margins and COVID-19 related impacts.

●	Selling, General, and Administrative expenses were $16.1 million, as compared to $17.4 million. As a percentage of total contract revenues, SG&A expenses decreased from 10.2% to 9.9%. The decrease in SG&A dollars was driven primarily by a decrease in bonus expense as compared to the prior year period.

●	Operating loss was $8.2 million as compared to operating income of $5.1 million in the prior year period.

●	EBITDA was $(1.9) million, representing a (1.1)% EBITDA margin, as compared to EBITDA of $11.7 million, or a 6.9% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the fourth quarter of 2021 was $0.8 million, representing a 0.5% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of December 31, 2021, was $590.0 million, which compares with backlog under contract as of December 31, 2020, of $439.5 million. The fourth quarter 2021 ending backlog was comprised of $376.9 million for the marine segment, and $213.1 million for the concrete segment. At the end of the fourth quarter 2021, the Company had approximately $2.6 billion worth of bids outstanding, including approximately $138 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the fourth quarter of 2021, of which approximately $24 million pertains to the marine segment and approximately $114 million to the concrete segment.

“During the fourth quarter, we bid on approximately $1.6 billion of work and were successful on approximately $180 million of these bids,” continued Mr. Stauffer.  “This resulted in a 1.11 times book-to-bill ratio and a win rate of 11.0%. In the marine segment, we bid on approximately $807 million during the fourth quarter 2021 and were successful on approximately $70 million, representing a win rate of 8.7% and a book-to-bill ratio of 0.96 times. In the concrete segment we bid on approximately $825 million of work and were awarded approximately $110 million, representing a win rate of 13.3% and a book-to-bill ratio of 1.23 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Credit Facility

Subsequent to the end of the quarter, the Company amended its Credit Agreement effective for the quarter ending December 31, 2021.  The goal of this amendment was to provide the Company with a waiver and greater flexibility as it provides for suspension of the leverage ratio and fixed charge coverage ratio for the quarter ending December 31, 2021, before reverting back to a leverage ratio not to exceed 3.0 times beginning in the third quarter of 2022, and reverting back to a fixed charge coverage ratio of a minimum of 1.25 times beginning the fourth quarter of 2022. Additionally, the amendment reduces the revolver to $42.5 million and provides for paydowns on the revolver by the amount of any cash balances exceeding $10 million until delivery of the third quarter 2022 compliance certificate.  Capacity created by any such paydowns remains available to the Company.  The amendment includes minimum EBITDA requirements for the first and second quarters of 2022.   The new fees associated with the amendment are approximately $0.4 million and will be amortized over the remaining term of the facility. The Company is pleased with the continued support from its lenders and looks forward to maintaining its excellent relationship with its bank group

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2021 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 3, 2022. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 2, 2021, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Jeremy Hellman, CFA (804) 595-2083
(346) 616-4138
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Contract revenues	162,269	170,176	601,360	709,942
Costs of contract revenues	155,636	148,476	560,393	625,239
Gross profit	6,633	21,700	40,967	84,703
Selling, general and administrative expenses	16,103	17,440	60,181	65,091
Amortization of intangible assets	380	518	1,521	2,070
Gain on disposal of assets, net	(1,655)	(1,310)	(11,418)	(9,044)
Operating (loss) income	(8,195)	5,052	(9,317)	26,586
Other (expense) income:
Other income	40	96	199	347
Interest income	63	32	136	183
Interest expense	(570)	(1,198)	(5,076)	(4,920)
Other expense, net	(467)	(1,070)	(4,741)	(4,390)
(Loss) income before income taxes	(8,662)	3,982	(14,058)	22,196
Income tax expense	161	316	502	1,976
Net (loss) income	$(8,823)	$3,666	$(14,560)	$20,220

Basic (loss) earnings per share	$(0.29)	$0.12	$(0.47)	$0.67
Diluted (loss) earnings per share	$(0.29)	$0.12	$(0.47)	$0.67
Shares used to compute (loss) income per share:
Basic	30,930,000	30,426,454	30,763,527	30,122,362
Diluted	30,930,000	30,427,940	30,763,527	30,122,362

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended December 31,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$42,720	58.5%	$58,669	60.1%
Private sector	30,368	41.5%	38,955	39.9%
Marine segment total	$73,088	100.0%	$97,624	100.0%
Concrete segment
Public sector	$1,365	1.5%	$4,995	6.9%
Private sector	87,816	98.5%	67,557	93.1%
Concrete segment total	$89,181	100.0%	$72,552	100.0%
Total	$162,269		$170,176

Operating (loss) income
Marine segment	$(729)	(1.0)%	$8,231	8.4%
Concrete segment	(7,466)	(8.4)%	(3,179)	(4.4)%
Total	$(8,195)		$5,052

	Twelve months ended December 31,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$164,636	62.4%	$240,353	61.9%
Private sector	99,279	37.6%	147,820	38.1%
Marine segment total	$263,915	100.0%	$388,173	100.0%
Concrete segment
Public sector	$14,945	4.4%	$41,853	13.0%
Private sector	322,500	95.6%	279,916	87.0%
Concrete segment total	$337,445	100.0%	$321,769	100.0%
Total	$601,360		$709,942

Operating income (loss)
Marine segment	$5,760	2.2%	$29,815	7.7%
Concrete segment	(15,077)	(4.5)%	(3,229)	(1.0)%
Total	$(9,317)		$26,586

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(8,823)	$3,666	$(14,560)	$20,220
One-time charges and the tax effects:
ERP implementation	2,103	692	4,925	1,488
ISG initiative	—	—	—	369
Severance	96	55	96	175
Costs related to debt extinguishment	—	—	2,062	—
Insurance recovery on disposal, net	—	—	—	(2,859)
Recovery on disputed receivable	—	—	—	(898)
Net loss (gain) on Tampa property sale	234	—	(6,435)	—
Tax rate of 23% applied to one-time charges (1)	(560)	(172)	(149)	397
Total one-time charges and the tax effects	1,873	575	499	(1,328)
Federal and state tax valuation allowances	1,635	(722)	3,294	(4,584)
Adjusted net income	$(5,315)	$3,519	$(10,767)	$14,308
Adjusted EPS	$(0.17)	$0.12	$(0.35)	$0.47

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(8,823)	$3,666	$(14,560)	$20,220
Income tax expense	161	316	502	1,976
Interest expense, net	507	1,166	4,940	4,737
Depreciation and amortization	6,290	6,555	25,430	27,217
EBITDA (1)	(1,865)	11,703	16,312	54,150
Stock-based compensation	247	111	2,401	1,998
ERP implementation	2,103	692	4,925	1,488
ISG initiative	—	—	—	369
Severance	96	55	96	175
Insurance recovery on disposal, net	—	—	—	(2,859)
Recovery on disputed receivable	—	—	—	(898)
Net loss (gain) on Tampa property sale	234	—	(6,435)	—
Adjusted EBITDA(2)	$815	$12,561	$17,299	$54,423
Operating income margin	(5.1)%	3.0%	(1.4)%	3.8%
Impact of depreciation and amortization	3.9%	3.9%	4.2%	3.8%
Impact of stock-based compensation	0.2%	0.1%	0.4%	0.3%
Impact of ERP implementation	1.3%	0.4%	0.8%	0.2%
Impact of ISG initiative	—%	—%	—%	0.1%
Impact of severance	0.1%	—%	—%	—%
Impact of insurance recovery on disposal, net	—%	—%	—%	(0.4)%
Impact of recovery on disputed receivable	—%	—%	—%	(0.1)%
Impact of net loss (gain) on Tampa property sale	0.1%	—%	(1.1)%	—%
Adjusted EBITDA margin(2)	0.5%	7.4%	2.9%	7.7%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, recovery on a disputed receivable and the net loss (gain) on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating (loss) income (1)	(729)	8,231	(7,466)	(3,179)
Other income (expense), net	40	98	—	(1)
Depreciation and amortization	4,375	4,306	1,915	2,248
EBITDA (2)	3,686	12,635	(5,551)	(932)
Stock-based compensation	227	74	20	37
ERP implementation	935	378	1,168	314
Severance	80	55	16	—
Net loss on Tampa property sale	234	—	—	—
Adjusted EBITDA(3)	$5,162	$13,142	$(4,347)	$(581)
Operating income margin	(1.0)%	8.4%	(8.3)%	(4.4)%
Impact of other income (expense), net	0.1%	0.1%	—%	—%
Impact of depreciation and amortization	6.0%	4.4%	2.1%	3.1%
Impact of stock-based compensation	0.3%	0.1%	—%	0.1%
Impact of ERP implementation	1.3%	0.4%	1.3%	0.4%
Impact of severance	0.1%	0.1%	—%	—%
Impact of net loss on Tampa property sale	0.3%	—%	—%	—%
Adjusted EBITDA margin (3)	7.1%	13.5%	(4.9)%	(0.8)%

	Marine		Concrete
	Year ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating income (loss) (1)	5,760	29,815	(15,077)	(3,229)
Other income (expense), net	199	346	—	2
Depreciation and amortization	17,287	18,369	8,143	8,847
EBITDA (2)	23,246	48,530	(6,934)	5,620
Stock-based compensation	2,306	1,841	95	157
ERP implementation	2,161	795	2,764	693
ISG initiative	—	190	—	179
Severance	80	81	16	94
Insurance recovery on disposal, net	—	(2,859)	—	—
Recovery on disputed receivable	—	(898)	—	—
Net gain on Tampa property sale	(6,435)	—	—	—
Adjusted EBITDA(3)	$21,358	$47,680	$(4,059)	$6,743
Operating income margin	2.2%	7.7%	(4.5)%	(1.0)%
Impact of other income (expense), net	—%	0.1%	—%	—%
Impact of depreciation and amortization	6.6%	4.7%	2.4%	2.7%
Impact of stock-based compensation	0.9%	0.5%	0.1%	0.1%
Impact of ERP implementation	0.8%	0.2%	0.8%	0.2%
Impact of ISG initiative	—%	—%	—%	0.1%
Impact of severance	—%	—%	—%	—%
Impact of insurance recovery on disposal, net	—%	(0.7)%	—%	—%
Impact of recovery on disputed receivable	—%	(0.2)%	—%	—%
Impact of net gain on Tampa property sale	(2.4)%	—%	—%	—%
Adjusted EBITDA margin (3)	8.1%	12.3%	(1.2)%	2.1%

(1)	In connection with the preparation of the financial statements for the quarter ended December 31, 2021, the Company has identified and corrected certain immaterial errors in segment reporting for all periods presented. Specifically, certain corporate overhead costs previously recorded to the marine segment as part of operating income (loss) and allocated from the marine segment to the concrete segment below operating income in the other income (expense) line have been allocated from the marine segment to the concrete segment as part of the determination of operating income for each segment.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery on disposal, net, recovery on a disputed receivable and the net loss (gain) on the Tampa property sale. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2020	2021	2020
Net (loss) income	$(8,823)	$3,666	$(14,560)	$20,220
Adjustments to remove non-cash and non-operating items	5,988	7,005	22,726	26,338
Cash flow from net income after adjusting for non-cash and non-operating items	(2,835)	10,671	8,166	46,558
Change in operating assets and liabilities (working capital)	(1,336)	(3,015)	(8,097)	(526)
Cash flows (used in) provided by operating activities	$(4,171)	$7,656	$69	$46,032
Cash flows (used in) provided by investing activities	$(3,860)	$(932)	$10,629	$(3,129)
Cash flows provided by (used in) financing activities	$19,431	$(7,867)	$6	$(42,400)

Capital expenditures (included in investing activities above)	$(5,381)	$(5,250)	$(16,975)	$(14,694)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Year ended December 31,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(14,560)	$20,220
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	22,608	23,893
Amortization of ROU operating leases	5,102	5,874
Amortization of ROU finance leases	2,822	3,324
Write-off of debt issuance costs upon debt modification	790	—
Amortization of deferred debt issuance costs	430	763
Deferred income taxes	(9)	17
Stock-based compensation	2,401	1,998
Gain on disposal of assets, net	(11,418)	(6,185)
Gain on involuntary disposition of assets, net	—	(2,859)
Allowance for credit losses	—	(487)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	4,703	23,587
Income tax receivable	14	543
Inventory	371	148
Prepaid expenses and other	143	(1,070)
Contract assets	3,742	9,118
Accounts payable	589	(22,015)
Accrued liabilities	(6,544)	11,092
Operating lease liabilities	(4,940)	(5,399)
Income tax payable	(38)	(884)
Contract liabilities	(6,137)	(15,646)
Net cash provided by operating activities	69	46,032
Cash flows from investing activities:
Proceeds from sale of property and equipment	27,164	5,944
Purchase of property and equipment	(16,975)	(14,694)
Contributions to CSV life insurance	—	(99)
Insurance claim proceeds related to property and equipment	440	5,720
Net cash provided by (used in) investing activities	10,629	(3,129)
Cash flows from financing activities:
Borrowings from Credit Facility	53,000	10,000
Payments made on borrowings from Credit Facility	(49,120)	(48,204)
Loan costs from Credit Facility	—	(389)
Payments of finance lease liabilities	(3,035)	(3,619)
Purchase of vested stock-based awards	(949)	(188)
Exercise of stock options	110	—
Net cash provided by (used in) financing activities	6	(42,400)
Net change in cash, cash equivalents and restricted cash	10,704	503
Cash, cash equivalents and restricted cash at beginning of period	1,589	1,086
Cash, cash equivalents and restricted cash at end of period	$12,293	$1,589

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	December 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,293	1,589
Accounts receivable:
Trade, net of allowance for credit losses of $323 and $411, respectively	88,173	96,369
Retainage	41,379	36,485
Income taxes receivable	405	419
Other current	17,585	59,492
Inventory	1,428	1,548
Contract assets	28,529	32,271
Prepaid expenses and other	8,142	7,229
Total current assets	197,934	235,402
Property and equipment, net of depreciation	106,654	125,497
Operating lease right-of-use assets, net of amortization	14,686	18,874
Financing lease right-of-use assets, net of amortization	14,561	12,858
Inventory, non-current	5,418	6,455
Intangible assets, net of amortization	8,556	10,077
Deferred income tax asset	41	70
Other non-current	3,900	4,956
Total assets	$351,750	$414,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$39,141	$4,344
Accounts payable:
Trade	48,217	48,252
Retainage	923	716
Accrued liabilities	38,594	84,637
Income taxes payable	601	639
Contract liabilities	26,998	33,135
Current portion of operating lease liabilities	3,857	4,989
Current portion of financing lease liabilities	3,406	3,901
Total current liabilities	161,737	180,613
Long-term debt, net of debt issuance costs	259	29,523
Operating lease liabilities	11,637	14,537
Financing lease liabilities	10,908	8,376
Other long-term liabilities	18,942	19,837
Deferred income tax liability	169	207
Interest rate swap liability	—	1,602
Total liabilities	203,652	254,695
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,712,457 and 31,171,804 issued; 31,001,226 and 30,460,573 outstanding at December 31, 2021 and December 31, 2020, respectively	317	312
Treasury stock, 711,231 shares, at cost, as of December 31, 2021 and December 31, 2020, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	—	(1,602)
Additional paid-in capital	185,881	184,324
Retained loss	(31,560)	(17,000)
Total stockholders’ equity	148,098	159,494
Total liabilities and stockholders’ equity	$351,750	$414,189